EXHIBIT 99.1

NEWS BULLETIN FROM: FINANCIAL RELATIONS BOARD	RE:	EMPIRE FINANCIAL HOLDING COMPANY 2170 West State Road 434 Suite 100 Longwood, FL 32779 AMEX: EFH

FOR FURTHER INFORMATION:

At the Company: Donald A. Wojnowski Jr. President (407) 774-1300 investorrelations@empirenow.com	At Financial Relations Board: Lasse Glassen General Information (310) 854-8313 lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE

March 9, 2005

EMPIRE FINANCIAL ANNOUNCES SIGNIFICANT AGREEMENTS

INVOLVING ADDITIONAL EQUITY AND A CHANGE OF CONTROL

LONGWOOD, Fla., March 9, 2005 -- Empire Financial Holding Company (AMEX: EFH), a financial brokerage services firm serving retail and institutional clients, today is pleased to announce that it has entered into a series of agreements, which if consummated, would result in the Company obtaining additional capital and converting outstanding debt and obligations into convertible preferred stock as well as a change in control of the Company. Consummation of the transactions is subject to obtaining regulatory approvals and there can be no assurance that these approvals will be granted. The transactions resulting from these agreements are expected to close within 120 days.

Under the terms of the various agreements, the Company will sell to EFH Partners, LLC, a new investor group, shares of new convertible preferred stock with a stated value of $700,000, in exchange for $500,000 of cash and redemption of a $200,000 note previously issued by the Company. The preferred stock is convertible into shares of Company common stock at $.60 per share. In addition to the issuance of the preferred stock, the Company will receive at closing a loan from EFH Partners in the amount of $250,000. Concurrent with these transactions, the Company will also be granting to EFH Partners an option to acquire an additional 1,666,666 shares of Company’s common shares at an exercise price of $.60 per share. This option will expire in two years unless accelerated as provided in the option.

In addition, the Company has reached an agreement with Kevin M. Gagne, its founder and former chief executive officer, to retire all outstanding debt and severance obligations owed to him in exchange for the issuance of convertible preferred stock with a stated value of $800,000. The preferred stock is convertible into shares of Company common stock at $2.00 per share.

EFH Partners has also entered into a separate agreement with Mr. Gagne. For an undisclosed amount, EFH Partners will acquire at the closing from Mr. Gagne 500,000 shares of Company common stock and an option to purchase an additional 1,050,000 shares of Company common stock. Mr. Gagne has

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Empire Financial Holding Company

granted to EFH Partners an irrevocable proxy to vote the shares of company common stock covered by the option with certain limited exceptions.

Upon the closing of these transactions, the new investor group would beneficially own 1,666,666 shares (approximately 35% of the outstanding common shares) of Company common stock and have the right to acquire an additional 2,716,666 shares, which if purchased would result in EFH Partners owning approximately 65% of the Company’s common stock. In addition, upon the closing of the transactions, EFH Partners will have the right to designate three directors who must be reasonably acceptable to the Company, two of whom must be independent directors. Effective as of the closing, Bradley Gordon and John J. Tsucalas will resign as directors of the Company.

President Donald A. Wojnowski Jr. stated, “We are delighted with EFH Partners’ decision to invest in the Company. EFH Partners understands the potential value that exists in the Company and we are excited and look forward to this new business relationship.” Wojnowski continued, “The additional equity and the related balance sheet improvements that will occur in connection with these transactions will increase our stockholders’ equity, and provide additional capital to allow the Company to grow its business.”

About Empire Financial Holding Company

Empire Financial Holding Company, through its wholly owned subsidiary, Empire Financial Group, Inc., provides full-service retail brokerage services through its network of independently owned and operated offices and discount retail securities brokerage via both the telephone and the Internet. Through its market-making and trading division, the Company offers securities order execution services for unaffiliated broker dealers and makes markets in domestic and international securities. Empire Financial also provides turn-key fee based investment advisory and registered investment advisor custodial services through its wholly owned subsidiary, Empire Investment Advisors, Inc.

Forward-Looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, without limitation, the ability of the Company to continue as a going concern, fluctuations in the volume of transactional services provided by the Company, competition with respect to financial services commission rates, the effect of general economic and market conditions, factors affecting the securities brokerage industry as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

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